Exhibit 10.2

ADMINISTRATION AGREEMENT

among

GOAL CAPITAL FUNDING TRUST 2007-1

as Issuer

WILMINGTON TRUST COMPANY,

as Delaware Trustee,

THE BANK OF NEW YORK TRUST COMPANY, N.A.,

as Indenture Trustee,

THE BANK OF NEW YORK TRUST COMPANY, N.A.,

as Eligible Lender Trustee,

and

GOAL FINANCIAL, LLC,

as Administrator

Dated as of June 7, 2007

THIS ADMINISTRATION AGREEMENT dated as of June 7, 2007 (as amended from time to time, this “Agreement”), among GOAL CAPITAL FUNDING TRUST 2007-1, a Delaware statutory trust (the “Issuer” or the “Trust”), WILMINGTON TRUST COMPANY, a Delaware banking corporation, not in its individual capacity but solely as Delaware trustee (the “Delaware Trustee”), THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association, not in its individual capacity but solely as indenture trustee (the “Indenture Trustee”), THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association, not in its individual capacity but solely as eligible lender trustee (the “Eligible Lender Trustee”) and GOAL FINANCIAL, LLC, a California limited liability company (the “Administrator”).

WITNESSETH :

WHEREAS, on the date hereof, the Issuer has issued its (a) student loan asset-backed notes (the “Notes”) pursuant to the Indenture of Trust, dated as of June 7, 2007, among the Issuer, the Eligible Lender Trustee and the Indenture Trustee (as the same may be amended from time to time, the “Indenture”); and (b) its trust certificates (the “Trust Certificates”) pursuant to the Amended and Restated Trust Agreement, dated as of June 7, 2007 (as the same may be amended, restated or amended and restated from time to time, the “Trust Agreement”), between the Delaware Trustee and Goal Capital Funding, LLC, as depositor (together with its successors in interest, the “Owner”); and

WHEREAS, pursuant to an Eligible Lender Trust Agreement, dated as of June 7, 2007 (as the same may be amended from time to time, the “Eligible Lender Trust Agreement”), between the Issuer and the Eligible Lender Trustee, the Eligible Lender Trustee shall hold legal title to Eligible Loans acquired by the Issuer as beneficial owner; and

WHEREAS, pursuant to the Indenture, the Issuer and the Eligible Lender Trustee are assigning their respective interests in the Financed Eligible Loans and other collateral (the “Collateral”) to the Indenture Trustee; and

WHEREAS, the Issuer desires to have the Administrator perform certain of the duties of the Issuer referred to in the Basic Documents (as defined in the Indenture) and any other documents signed by the Delaware Trustee or the Eligible Lender Trustee on behalf of the Issuer (collectively, the “Trust Related Agreements”) or required by the Higher Education Act with respect to the Eligible Loans and to provide such additional services consistent with the terms of this Agreement and the Trust Related Agreements as the Issuer and the Delaware Trustee may from time to time request; and

WHEREAS, the Administrator has the capacity to provide the services required hereby and is willing to perform such services for Issuer on the terms set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Basic Documents.

Section 1. Duties of the Administrator.

(a) Duties with Respect to the Trust Related Agreements.

(i) The Administrator agrees to perform all its duties under this Agreement and the Trust Related Agreements. In addition, the Administrator shall consult with the Delaware Trustee regarding the duties of the Issuer and the Delaware Trustee under the Trust Related Agreements. The Administrator shall monitor the performance of the Issuer and shall advise the Eligible Lender Trustee and the Delaware Trustee when action is necessary to comply with the Issuer’s duties under the Trust Related Agreements. The Administrator shall prepare for execution by the Issuer, or shall cause the preparation by other appropriate persons or entities of, all such documents, reports, filings, instruments, certificates and opinions that it shall be the duty of the Issuer to prepare, file or deliver pursuant to the Trust Related Agreements. In furtherance of the foregoing, the Administrator shall take all appropriate action that is the duty of the Issuer to take pursuant to the Trust Related Agreements, including, without limitation, such of the foregoing as are required with respect to the following matters under the Trust Related Agreements:

(A) preparing and delivering to the Indenture Trustee any Issuer Order required to be delivered to the Indenture Trustee pursuant to the terms of the Indenture;

(B) preparing and delivering notice to the Registered Owners of the removal of the Indenture Trustee and the appointment of a successor Indenture Trustee;

(C) preparing an Issuer Order and obtaining an opinion of counsel, if necessary, for the release of property of the Trust Estate;

(D) preparing Issuer Orders and obtaining opinions of counsel with respect to the execution of amendments to the Trust Related Agreements and the delivery to the Registered Owners, the Rating Agencies and any other parties to whom notice is required to be sent notices with respect to such amendments;

(E) paying all expenses in connection with the issuance of the Notes;

(F) prepaying (from the Trust Estate) or accelerating the Notes and the related notice to the Indenture Trustee;

(G) taking all actions on behalf of the Issuer necessary under any Guarantee Agreement;

(H) responding to inquiries and requests made by borrowers, educational institutions, Guarantee Agencies, the Indenture Trustee and other parties with respect to the Financed Eligible Loans and to requests by independent auditors for information concerning the Issuer’s financial affairs;

(I) maintaining financial records concerning the Financed Eligible Loans and, if furnished adequate information with respect to financial affairs not related to the Financed Eligible Loans, preparing and maintaining a general ledger and financial statements for the Issuer;

(J) providing instructions to the Issuer and the Eligible Lender Trustee with respect to the administration of the Financed Eligible Loans;

(K) furnishing to the Issuer, the Indenture Trustee or the Eligible Lender Trustee copies of reports received with respect to the Financed Eligible Loans, and preparing an Administrator’s Distribution Date Certificate and such additional reports with respect to the Financed Eligible Loans as the Issuer, the Indenture Trustee or the Eligible Lender Trustee may reasonably request from time to time;

(L) furnishing to the Issuer, the Indenture Trustee and any other applicable Person any report or statement required under any Trust Related Agreement to be delivered to such Person by the Issuer or the Administrator;

(M) preparing, or causing to be prepared, and furnishing to the Issuer annual operating budgets, quarterly statistical reports and cash flow projections as required under the Indenture;

(N) performing such other services with respect to administration of the Financed Eligible Loans as the Issuer or the Eligible Lender Trustee may reasonably request;

(O) completing and filing all tax returns and tax filings as required pursuant to Section 5.04 of the Trust Agreement;

(P) informing the Delaware Trustee if any withholding is required pursuant to Section 5.01 of the Trust Agreement;

(Q) handling all accounting matters pursuant to Section 5.04 of the Trust Agreement;

(R) preparing all reports required by the Higher Education Act in connection with Financed Eligible Loans; and

(S) executing any Trust Related Agreements on behalf of the Issuer.

(b) Duties with Respect to Servicing and Guarantees.

(i) The Administrator shall consolidate, prepare and report all pertinent information to the United States Department of Education on the “Lender Reporting System Report” (or such successor report as may be applicable).

(c) Additional Duties.

(i) In addition to the duties of the Administrator set forth above, the Administrator shall perform or cause to be performed the duties and obligations of the Delaware Trustee on behalf of the Issuer under the Trust Agreement.

(ii) In furtherance of the foregoing, the Issuer shall execute and deliver to the Administrator one or more powers of attorney substantially in the form of Exhibit A hereto, appointing the Administrator the attorney-in-fact of the Issuer for the purpose set forth therein. Subject to Section 6 hereof, and in accordance with the directions of the Issuer or the Delaware Trustee, the Administrator shall administer, perform or supervise the performance of such other activities in connection with the Trust Estate (including the Trust Related Agreements) as are not covered by any of the foregoing provisions and as are expressly requested by the Issuer or the Delaware Trustee. The Administrator agrees to deliver such notices as are specified to be delivered by the Administrator under the Trust Related Agreements.

(iii) In carrying out the foregoing duties or any of its other obligations under this Agreement, the Administrator may enter into transactions or otherwise deal with any of its Affiliates; provided, however, that the terms of any such transactions or dealings shall be in accordance with any directions received from the Issuer or the Delaware Trustee and shall be, in the Administrator’s opinion, no less favorable to the Issuer or the Delaware Trustee than would be available from unaffiliated parties.

(iv) In carrying out any of its obligations under this Agreement, the Administrator may act either directly or through agents, attorneys, accountants, independent contractors and auditors and enter into agreements with any of them.

(d) Non-Ministerial Matters.

(i) With respect to matters that in the reasonable judgment of the Administrator are non-ministerial, the Administrator shall not be under any obligation to take any action, and in any event shall not take any action, unless the Administrator shall have received instructions from the Delaware Trustee or the Owner. For the purpose of the preceding sentence, “non-ministerial matters” shall include, without limitation:

(A) the amendment of or any supplement to the Trust Related Agreements;

(B) the initiation of any action, claim or lawsuit by the Issuer and the compromise of any action, claim or lawsuit brought by or against the Issuer, except for actions, claims or lawsuits initiated in the ordinary course of business by the Issuer or its agents or nominees for the collection of amounts owed in respect of Financed Eligible Loans;

(C) the appointment of a successor Indenture Trustees pursuant to the Indenture, or the consent to the assignment by the Indenture Trustee of its obligations under the Indenture;

(D) the removal of the Indenture Trustee; and

(E) the amendment, change or modification of this Agreement or any Trust Related Agreement, except for amendments, changes or modifications that do not either (1) reduce in any manner the amount of, or delay the timing of, or collections of payments with respect to the Financed Eligible Loans or (2) materially reduce the underwriting standards with respect to the Financed Eligible Loans.

(ii) Notwithstanding anything to the contrary in this Agreement, the Administrator shall not be obligated to, and shall not (A) make any payments to the Registered Owners under the Trust Related Agreements, (B) sell the Trust Estate pursuant to the Indenture or (C) take any action that the Issuer or the Delaware Trustee directs the Administrator not to take on its behalf.

(iii) The foregoing non-ministerial matters shall only be performed by the Administrator with prior Rating Confirmation.

(e) Additional Duties. The Administrator shall perform the following additional duties:

(i) supervising the closing of the sale of any series of Notes including the payment of the costs of issuance for any series of Notes;

(ii) selecting and assigning Servicers and Guaranty Agencies and negotiating and/or renegotiating contracts, terms and/or pricing with Servicers and/or Guaranty Agencies; and

(iii) selecting and assigning, and negotiating and renegotiating for the services of professional personnel such as, without limitation, accountants, investment bankers, attorneys and Rating Agencies.

(f) Indemnification.

The Administrator will:

(i) indemnify the Indenture Trustee, the Eligible Lender Trustee and their respective agents for, and hold them harmless against, any losses, liability, claim, action, suit, cost or expense, of any kind or nature whatsoever, including reasonable attorney’s fees and expenses, incurred without negligence, misconduct or bad faith on their part, arising out of the misconduct, negligence or bad faith or other act of the Administrator in the performance of the Administrator’s duties contemplated by this Agreement; and

(ii) indemnify the Issuer and the Delaware Trustee and their respective agents for, and hold them harmless against, any losses, liability, claim, action, suit, cost or expense, of any kind or nature whatsoever, including reasonable attorney’s fees and expenses, incurred without negligence, misconduct or bad faith on their part, arising out of the misconduct, negligence or bad faith or other act of the Administrator in the performance of the Administrator’s duties contemplated by this Agreement; provided, however, that the Administrator shall not be required to indemnify the Issuer or the Delaware Trustee pursuant to this subsection (f)(ii) so long as the Administrator has acted pursuant to the instructions of the Delaware Trustee or the Owner in accordance with subsection (d) of this Section.

(g) In the event that the Administrator determines that it would be beneficial to the Issuer for a party other than the Administrator to perform any of the duties under this Section, it will notify the Issuer and, subject to first obtaining Rating Confirmation, the parties to this Agreement may either amend this Agreement or delegate those duties to another party. However, until such Rating Confirmation is obtained, no such amendment or delegation shall be effective. Notwithstanding the foregoing, the parties hereto agree and acknowledge that (i) the Administrator is entering into that certain Verification Agent Agreement of even date herewith with The Bank of New York Trust Company, N.A., and (ii) the Rating Confirmation shall not be required to be satisfied in connection therewith.

(h) In furtherance of subparagraphs (a), (b), (c) and (d) of this Section, the Administrator’s duties shall include:

1.	Review, verify and compare “Loan Origination Disbursements Made Reports” received from Great Lakes Higher Education Guaranty Corporation and/or ACS Education Loan Services, Inc. (or any other Servicer, if a Rating Confirmation is first received) with the “Loan Transfer Document” received from Owner and, if all documents are in order, execute the “Loan Transfer Document”, issue and sign an “Eligible Loan Acquisition Certificate” and instruct the Eligible Lender Trustee, via facsimile, electronic mail or similar means, to transfer the principal and Premium of the acquired Eligible Loans to the Depositor.

2.	On any date on which fees are due to the United States Department of Education, prepare, sign and deliver to the Indenture Trustee the “Consolidation Loan Rebate Fee Report” and execute an Issuer Order for the payment of such fees.

3.	Monthly Allocation Date Process:

(i)	On or before each Determination Date for a Monthly Allocation Date, calculate and verify the deposits and distributions payable pursuant to Section 5.04 of the Indenture on such Monthly Allocation Date or prior to the following Monthly Allocation Date, as applicable, and execute the Monthly Allocation Date Certificate attached as Exhibit C to the Indenture for the payment of such deposits and distributions; and

(ii)	Calculate the interest amount that will accrue, based on an interest rate assumed by the Administrator, prior to the next Monthly Allocation Date on the Auction Rate Notes for which the interest rate is not known on such Monthly Allocation Date and instruct the Indenture Trustee to deposit such interest amount into the Future Distribution Fund.

4.	Quarterly Distribution Date Process:

(i)	On or before each Determination Date for a Quarterly Distribution Date, instruct the Indenture Trustee to pay the Trustee Fee, the Delaware Trustee Fee, the Auction Agent Fees, the Broker-Dealer Fees and the Administration Fee payable on such Quarterly Distribution Date to the Indenture Trustee, the Delaware Trustee, the Auction Agents, the Broker-Dealers and the Administrator, respectively, in accordance with Section 5.04 of the Indenture and on any Quarterly Distribution Date on which fees are payable to any Remarketing Agent, determine the amount of any such fees paid by the Administrator and reimbursable to the Administrator pursuant to the Indenture;

(ii)	On or before each Quarterly Distribution Date, execute individual Issuer Orders for payment of the fees (including any reimbursement of the Administrator) payable on such Quarterly Distribution Date, described in subsection (i) above; and

(iii)	On or before each Quarterly Distribution Date, calculate and verify the amounts payable to the Registered Owners, other Persons, Accounts and Funds pursuant to Sections 5.04 and 6.02 of the Indenture, and execute Issuer Orders with respect to such payments.

5.	Auction Rate Distribution Date Process

(i)	On or before each Auction Rate Distribution Date, calculate and verify the fees due and payable to any Auction Agent or Broker-Dealer on such Distribution Date.

(ii)	On or before each Auction Rate Distribution Date, execute individual Issuer Orders for payment of any fees payable on such Distribution Date, as calculated and verified pursuant to subsection (i) above; and

(iii)	On or before each Auction Rate Distribution Date, calculate and verify the amounts payable to the Registered Owners of Auction Rate Notes pursuant to Section 5.04 and 6.02 of the Indenture, and execute Issuer Orders with respect to such payments.

6.	Reserve Fund Compliance:

(i)	Monitor the amount on deposit in the Reserve Fund and, on each Quarterly Distribution Date, determine whether such amount equals or exceeds the Specified Reserve Fund Balance.

(ii)	If necessary, execute and deliver to the Indenture Trustee an Issuer Order to replenish the Reserve Fund with any amounts required from the Collection Fund.

7.	Limits on Fees:

(i)	Verify that fees are in compliance with the following:

(a)	Any fees paid to the Servicers, the Indenture Trustee, the Delaware Trustee, the Eligible Lender Trustee and the Administrator (including reimbursement of any fees paid by the Administrator to any Remarketing Agent) are authorized by the Indenture and do not exceed any applicable limit set forth therein;

(b)	Servicing Fees do not exceed the amounts established in the Servicing Agreements; and

(c)	Fees paid to any Broker-Dealer or any Auction Agent are authorized by the Indenture and do not exceed any applicable limit set forth therein.

(ii)	Verify that each Issuer Order directing the payment of any fee referred to in subsection (i) above has attached to it the appropriate invoice from the payee.

(iii)	Compliance on Sale of Loans: Verify that, in the event Eligible Loans are sold by the Issuer, any such sale complies with applicable provisions of the Indenture.

8.	Determine the applicable interest rate for each Class of Notes for each Interest Accrual Period following the initial Interest Accrual Period in accordance with the Indenture and, with respect to Auction Rate Notes, verify that the Maximum Rate for each Interest Accrual Period does not exceed the Interest Rate Limitation.

9.	Redemption: Verify that any conditions set forth in the Indenture for the redemption of Notes are satisfied in connection with any such redemption.

10.	Verification that each investment of moneys within any Fund constitutes an Investment Security.

11.	Preparation of Moody’s Investors Services Monthly Monitoring Report (attached as Exhibit B) and delivery of such report to Moody’s and the Issuer.

12.	Maintenance and record keeping of the Issuer’s general ledger and other relevant records and preparation of monthly unaudited financial statements.

13.	Providing for and assisting in the completion of the audit of the financial statements of the Issuer.

14.	Administration and maintenance of the reports of servicers and others used in connection with the administration of any “borrower benefits” program and verification that any such “borrower benefits” program is in compliance with the Indenture.

15.	All other activities required or expected from the Administrator for the smooth operation of the business.

Section 2. Statements to Registered Owners. Two days preceding a Distribution Date, the Administrator shall provide to the Indenture Trustee (with a copy to the Rating Agencies), solely for the purpose of having the Indenture Trustee forward on such Distribution Date to each Registered Owner of record, a statement to noteholders in the form described in Section 4.20 of the Indenture or such other form as may be required to comply with the rules and regulations of the Securities and Exchange Commission.

Section 3. Annual Statements as to Compliance; Financial Statements.

(a) For so long as the Depositor is required to report under the Exchange Act with respect to the Issuer, the Administrator shall deliver to the Depositor and the Issuer by March 30 of each calendar year, commencing in 2008:

(i) a certificate of an officer of the Administrator (an “Officer’s Certificate”), providing such information as is required under Item 1123 of Regulation AB under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended;

(ii) a report on its assessment of its compliance during the preceding calendar year with those servicing requirements for asset-backed securities described in Item 1122 of Regulation AB for which the Administrator has responsibility under the terms of this Agreement in the form required by Item 1122 of Regulation AB; provided that the assessment of compliance required by this paragraph may be replaced, at the Administrator’s option, by any similar assessment using standards which are now or in the future in use by administrators or servicers of comparable assets or which otherwise comply with any rule, regulation, “no-action” letter or similar guidance promulgated by the Securities and Exchange Commission; and

(iii) an attestation with respect to the Administrator’s assessment of compliance described in paragraph (ii) above in the form required by 1122(b) of Regulation AB. Such report will also indicate that the firm is independent of the Administrator within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants; provided that the attestation report required by this paragraph may be replaced, at the Administrator’s option, by any similar attestation report using standards which are now or in the future in use by administrators or servicers of comparable assets or which otherwise comply with any rule, regulation, “no-action” letter or similar guidance promulgated by the Securities and Exchange Commission.

(b) The Administrator agrees to cooperate in good faith with any reasonable request by the Depositor or the Issuer for information regarding the Administrator which is required in order to enable the Depositor to comply with the provisions of Regulation AB, including Items 1108, 1117 and 1119 of Regulation AB as it relates to the Administrator or to the Administrator’s obligations under this Agreement and to deliver to the Depositor all statements, reports, certifications, records and any other information necessary in the good faith determination of the Depositor or the Issuer to enable the Depositor to comply with the provisions of Regulation AB.

(c) The Administrator shall provide any information reasonably requested by the Depositor, the Issuer or any of their Affiliates, in order to comply with or obtain more favorable treatment under any current or future law, rule, regulation, accounting rule or principle.

(d) The Administrator shall provide to each Rating Agency a copy of its audited financial statements within 150 days of the close of its fiscal year.

Section 4. Records. The Administrator shall maintain appropriate books of account and records relating to services performed hereunder, which books of account and records shall be accessible for inspection by the Issuer, the Indenture Trustee, the Registered Owners, the Eligible Lender Trustee, the Delaware Trustee and the Owner at any time during normal business hours.

Section 5. Compensation. As compensation for the performance of the Administrator’s obligations under this Agreement and as reimbursement for its expenses related thereto, the Administrator shall be entitled to a fee as set forth in the engagement letter dated as of the date hereof between the Issuer and the Administrator (the “Engagement Letter”). The payment of the foregoing fee shall be solely an obligation of the Issuer to be paid solely out of the Trust Estate. The compensation set forth in the Engagement Letter cannot be changed without a Rating Confirmation.

Section 6. Independence of the Administrator. For all purposes of this Agreement, the Administrator shall be an independent contractor and shall not be subject to the supervision of the Issuer, the Indenture Trustee, the Eligible Lender Trustee or the Delaware Trustee with respect to the manner in which it accomplishes the performance of its obligations hereunder. Unless expressly authorized by the Issuer, the Indenture Trustee, the Eligible Lender Trustee or the Delaware Trustee or unless otherwise provided in this Agreement, the Administrator shall have no authority to act for or represent the Issuer, the Indenture Trustee, the Eligible Lender Trustee or the Delaware Trustee in any way and shall not otherwise be deemed an agent of the Issuer, the Indenture Trustee, the Eligible Lender Trustee or the Delaware Trustee.

Section 7. No Joint Venture. Nothing contained in this Agreement: (a) shall constitute the Administrator and any of the Issuer, the Indenture Trustee, the Eligible Lender Trustee, the Delaware Trustee or the Owner as members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity; (b) shall be construed to impose any liability as such on any of them; or (c) shall be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of the others.

Section 8. Other Activities of the Administrator. Nothing herein shall prevent the Administrator or its Affiliates from engaging in other businesses or, in its or their sole discretion, from acting in a similar capacity as an administrator for any other person or entity even though such person or entity may engage in business activities similar to those of the Issuer, the Eligible Lender Trustee, the Delaware Trustee or the Indenture Trustee.

Section 9. Term of Agreement; Resignation and Removal of Administrator. Unless sooner terminated in accordance with the provisions of this Section, this Agreement shall remain in full force and effect until the dissolution of the Issuer, in which event this Agreement shall automatically terminate. The Administrator may resign its duties hereunder by providing the Issuer and the Rating Agencies with at least sixty (60) days’ (or such shorter period of time as to which a Rating Confirmation has been obtained) prior written notice. The Administrator may be removed immediately upon written notice of termination from the Issuer or the Indenture Trustee to the Administrator and the Rating Agencies if any of the following events shall occur:

(a) the Administrator shall default in the performance of any of its duties under this Agreement and, after notice of such default, shall not cure such default within ten (10) days (or, if such default cannot be cured in such time, shall not give within ten (10) days such assurance of cure as shall be reasonably satisfactory to the Issuer);

(b) a court having jurisdiction in the premises shall enter a decree or order for relief, and such decree or order shall not have been vacated within sixty (60) days, in respect of the Administrator in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the Administrator or any substantial part of its property or order the winding-up or liquidation of its affairs; or

(c) the Administrator shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official for the Administrator or any substantial part of its property, shall consent to the taking of possession by any such official of any substantial part of its property, shall make any general assignment for the benefit of creditors or shall fail generally to pay its debts as they become due.

The Administrator agrees that if any of the events specified in clause (a), (b) or (c) of this Section shall occur, it shall give written notice thereof to the Issuer, the Indenture Trustee and the Rating Agencies within seven (7) days after the happening of such event. The Administrator agrees that it will not commence or consent to the events specified in clause (c) without the prior written consent of the Issuer.

No resignation or removal of the Administrator pursuant to this Section shall be effective until (i) a successor Administrator shall have been appointed by the Issuer (with the consent of the Delaware Trustee, the Indenture Trustee and the Eligible Lender Trustee); (ii) such successor Administrator shall have a net worth of at least five million dollars ($5,000,000) and shall have agreed in writing to be bound by the terms of this Agreement in the same manner as the Administrator is bound hereunder; and (iii) a Rating Confirmation is obtained.

Section 10. Action Upon Termination, Resignation or Removal. Promptly upon the effective date of termination of this Agreement pursuant to Section 9 hereof or the resignation or removal of the Administrator pursuant to Section 9 hereof, respectively, the Administrator shall be entitled to be paid all fees and reimbursable expenses accruing to it to the date of such termination, resignation or removal. The Administrator shall forthwith upon such termination deliver to the Issuer all property and documents of or relating to the Trust Estate then in the custody of the Administrator. In the event of the resignation or removal of the Administrator, the Administrator shall cooperate with the successor Administrator and take all reasonable steps requested to assist the Issuer in making an orderly transfer of the duties of the Administrator.

Section 11. Notices. Any notice, report or other communication given hereunder shall be in writing (which shall include electronic transmissions capable of producing a written record) and addressed as follows:

If to the Administrator, to:

Goal Financial, LLC

9477 Waples Street, Suite 100

San Diego, California 92121

Attention: Seamus Garland

Email: sgarland@goalfinancial.net

If to the Rating Agencies:

Moody’s Investors Service

99 Church Street

New York, New York 10007

Attention: Sharon Asch

Email: servicerreports@moodys.com

Standard & Poor’s Ratings Services

55 Water Street

New York, New York 10041

Email: servicer_reports@sandp.com

Dominion Bond Rating Service Limited

DBRS, Inc.

140 Broadway, 35th Floor

New York, New York 10005

Email: dhartung@dbrs.com

Fitch, Inc.

One State Street Plaza

New York, New York 10004

Attention: ABS Surveillance

Email: suveillance-abs-consumr@fitchratings.com

If to the Issuer, to:

Goal Capital Funding Trust 2007-1

c/o Wilmington Trust Company

1100 North Market Street

Wilmington, Delaware 19890

Attention: Corporate Trust Administration

Email: joller@wilmingtontrust.com

Fax: (302) 636-4140

If to the Indenture Trustee or the Eligible Lender Trustee, to:

The Bank of New York Trust Company, N.A.

10161 Centurion Parkway

Jacksonville, Florida 32256

Attention: Corporate Trust Department

Email: nturner@bankofny.com

Fax: 904-645-1931

If to the Delaware Trustee, to:

Wilmington Trust Company

1100 North Market Street

Wilmington, Delaware 19890

Attention: Corporate Trust Administration

Email: joller@wilmingtontrust.com

Fax: (302) 636-4140

or to such other address as any party shall have provided to the other parties in writing. Any notice required to be in writing hereunder shall be deemed given if such notice is electronically transmitted or mailed by certified mail, postage prepaid, or hand delivered to the address of such party as provided above.

Section 12. Amendments. This Agreement may be amended from time to time by written instrument signed by the parties hereto so long as a Rating Confirmation has been obtained with respect to such amendment.

Section 13. Successors and Assigns. This Agreement may not be assigned by the Administrator unless such assignment is previously consented to in writing by the Issuer, the Delaware Trustee, the Registered Owners, the Eligible Lender Trustee and the Indenture Trustee, and unless a Rating Confirmation has been obtained with respect to such assignment. An assignment with such consent and Rating Confirmation, if accepted by the assignee, shall bind the assignee hereunder in the same manner as the Administrator is bound hereunder. Notwithstanding the foregoing, this Agreement may be assigned by the Administrator without the consent of the Issuer, the Eligible Lender Trustee, the Indenture Trustee or the Delaware Trustee to a corporation or other organization that is a successor (by merger, consolidation or purchase of assets) to the Administrator; provided that such successor organization executes and delivers to the Issuer, the Eligible Lender Trustee, the Delaware Trustee and the Indenture Trustee an agreement in which such corporation or other organization agrees to be bound hereunder by the terms of the assignment in the same manner as the Administrator is bound hereunder, and a Rating Confirmation shall have been obtained with respect to, such assignment. Subject to the foregoing, this Agreement shall bind any such permitted successors or assigns of the parties hereto.

Section 14. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW BUT OTHERWISE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW, AND THE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 15. Consent to Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND, SOLELY FOR THE PURPOSES OF THIS AGREEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

Section 16. Headings. The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

Section 17. Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall together constitute but one and the same agreement.

Section 18. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 19. Indemnity.

(a) The Issuer, but only to the extent of the assets in the Trust Estate and without personal recourse to the Issuer, the Delaware Trustee, the Indenture Trustee and the Eligible Lender Trustee and their directors, officers, employees, agents and servants, and all Persons controlling, controlled by or under common control or otherwise affiliated with them, agrees that it shall pay and shall protect, indemnify and save harmless the Administrator and the Administrator’s directors, officers, employees, agents and servants, and all Persons controlling, controlled by or under common control or otherwise affiliated with the Administrator (each of the foregoing an “Indemnified Person”) from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs and expenses (including, without limitation, fees and expenses of counsel) of any nature (including, without limitation, under any federal, state or foreign securities laws, rules or regulations) arising from or relating to this Agreement and the transactions contemplated hereby or by any of the agreements, instruments or documents to which the Administrator may be a party, whether now existing or hereinafter arising (all of the foregoing being collectively referred to as “Indemnified Amounts”); excluding, however, Indemnified Amounts resulting from the negligence or misconduct of the Administrator in performing its obligations under this Agreement. If any action, suit or proceeding arising from any of the foregoing is brought against any Indemnified Person, the Issuer, but only to the extent of amounts within the Trust Estate that are available therefor and without personal recourse, will resist and defend such action, suit or proceeding or cause the same to be resisted and defended by its counsel (which counsel shall be reasonably satisfactory to the affected Indemnified Person or Persons) and shall pay all costs of defense as incurred unless it is finally determined by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification hereunder.

(b) This Section shall survive the termination of this Agreement.

Section 20. Limitation of Liability of Eligible Lender Trustee, Indenture Trustee and Delaware Trustee. Notwithstanding anything contained herein to the contrary, this instrument has been executed by each of Wilmington Trust Company and The Bank of New York Trust Company, N.A., not in its individual capacity but solely in its capacity as Delaware Trustee, Indenture Trustee or Eligible Lender Trustee, as applicable, and in no event shall either of Wilmington Trust Company or The Bank of New York Trust Company, N.A., in its individual capacity, or any beneficial owner of the Issuer have any liability for the representations, warranties, covenants, agreements or other obligations of the Issuer hereunder, as to all of which recourse shall be had solely to the assets of the Issuer.

Section 21. No Petition. The parties hereto will not at any time institute against the Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any United States federal or state bankruptcy or similar law in connection with any obligations of the Issuer under any Basic Document as such term is defined in the Indenture. The obligations set forth in this Section shall survive termination of this Agreement.

Section 22. Entire Agreement. This Agreement embodies and constitutes the entire understanding between the parties with respect to the transactions contemplated by this Agreement, and all prior or contemporaneous agreements, understandings, representations and statements between the parties, written or oral, are merged into and superseded by this Agreement.

Section 23. Notices. For so long as Goal Financial, LLC shall be acting as Administrator, the Administrator shall notify Fitch of any of the following events: (i) Ryan Katz shall cease to be chief executive officer of Goal Financial, LLC or cease to own (directly or indirectly) a majority of the voting membership interest of Goal Financial, LLC (provided, however, that each of the parties hereto agrees that Ryan Katz shall not be deemed to fail to own (directly or indirectly) a majority of the voting membership interest of Goal Financial, LLC solely as a result of provisions, existing on the date hereof, within Goal Financial, LLC’s operating agreement and other organizational documents that, with respect to certain specified actions, activities or amendments, require the consent of all members (or of members with combined membership interests of greater than a majority of the total membership interests) of Goal (including members who hold non-voting membership interests)); (ii) any Person that is not an owner of voting membership interest of Goal Financial, LLC as of the Date of Issuance shall acquire an ownership interest in the voting stock of Goal Financial, LLC or (iii) any material amendment shall be made to the operating agreement of Goal Financial, LLC.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

GOAL CAPITAL FUNDING TRUST 2007-1

By:	WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Delaware Trustee

By:	/s/ J. Christopher Murphy
Title:	J. Christopher Murphy
Name:	Financial Services Officer

S-1	Administration Agreement

(Goal Capital Funding Trust 2007-1)

WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Delaware Trustee

By:	/s/ J. Christopher Murphy
Name:	J. Christopher Murphy
Title:	Financial Services Officer

S-2	Administration Agreement
(Goal Capital Funding Trust 2007-1)

THE BANK OF NEW YORK TRUST COMPANY, N.A., not in its individual capacity but solely as Eligible Lender Trustee

By:	/s/ Nathan E. Turner
Name:	Nathan E. Turner
Title:	Assistant Treasurer

S-3	Administration Agreement
(Goal Capital Funding Trust 2007-1)

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Indenture Trustee

By:	/s/ Nathan E. Turner
Name:	Nathan E. Turner
Title:	Assistant Treasurer

S-4	Administration Agreement
(Goal Capital Funding Trust 2007-1)

GOAL FINANCIAL, LLC, as Administrator

By:	/s/ Seamus Garland
Name:	Seamus Garland
Title:	CFO, Senior Vice President, Secretary & Treasurer

S-5	Administration Agreement
(Goal Capital Funding Trust 2007-1)

EXHIBIT A

POWER OF ATTORNEY

STATE OF DELAWARE	)

)

COUNTY OF NEW CASTLE	)

KNOW ALL MEN BY THESE PRESENTS, that Goal Capital Funding Trust 2007-1, as Issuer (the “Issuer”), in connection with the Administration Agreement dated as of June 7, 2007 (as the same may be amended from time to time, the “Agreement”) among the Issuer, the Delaware Trustee, the Indenture Trustee, the Eligible Lender Trustee and the Administrator, does hereby make, constitute and appoint Goal Financial, LLC, and its agents and attorneys, as Attorney-in-Fact to execute on behalf of the Issuer all such documents, reports, filings, instruments, certificates and opinions as it shall be the duty of the Issuer to prepare, file or deliver pursuant to the Trust Related Agreements, including, without limitation, to appear for and represent the Issuer in connection with the preparation, filing and audit of federal, state and local tax returns pertaining to the Issuer, and with full power to perform any and all acts associated with such returns and audits that the Issuer could perform, including without limitation, the right to distribute and receive confidential information, defend and assert positions in response to audits, initiate and defend litigation, and to execute waivers of restrictions on assessments of deficiencies, consents to the extension of any statutory or regulatory time limit, and settlements.

All powers of attorney for this purpose heretofore filed or executed by the Issuer are hereby revoked.

Capitalized terms that are used and not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

EXECUTED as of this 7TH day of June, 2007.

GOAL CAPITAL FUNDING TRUST 2007-1

By:	WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Delaware Trustee

By:	/s/ J. Christopher Murphy
Name:	J. Christopher Murphy
Title:	Financial Services Officer

EXHIBIT B

MONTHLY MONITORING REPORT

[See Section 1(h)(11)]

[Provided separately]